UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on Thursday, May 18, 2006, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class III directors, each to hold office for a three-year term and until a successor is elected and qualified;

2.	To ratify the selection of Ernst and Young LLP as the Company’s independent public accountants for 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 24, 2006, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

JOHN R. LOWTHER

Secretary

Dated: April 7, 2006

PROXY STATEMENT TABLE OF CONTENTS

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company”) to be used at its Annual Meeting of Shareholders to be held May 18, 2006 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 7, 2006.

PROXIES AND VOTING

The close of business on March 24, 2006, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 40,727,650 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

Shareholders do not have the right to cumulate their votes in the election of directors, and the nominees receiving the highest number of votes will be elected as the Class III directors. The vote required for the ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants for 2006, as described in more detail below, is the favorable vote of a majority of the outstanding Common Shares that are voted on this proposal.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class III directors; and (2) for the ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants for 2006. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

Abstentions will be considered as Common Shares present and entitled to vote at the Annual Meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Abstentions will be counted as votes cast regarding the ratification of Ernst & Young LLP as the Company’s independent public accountants for 2006 and will have the same effect as a vote against this proposal.

If your Common Shares are held in street name, you will need to instruct your broker regarding how to vote your Common Shares. If you do not provide voting instructions to your broker, and if your broker does not have discretion to vote your Common Shares without your instructions, a “broker non-vote” will occur. Broker non-votes will not be counted in determining the votes cast for the election of directors or with respect to the other proposal and will not have a positive or negative effect on the outcome of these proposals.

PROPOSAL ONE: ELECTION OF DIRECTORS

The number of directors currently is fixed at nine. The Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms. The term of office of the Class III directors expires concurrently with the holding of the Annual Meeting. Robert P. Restrepo, Jr., Richard K. Smith and Paul S. Williams, the three persons recommended by the Nominating and Governance Committee of the Company’s Board of Directors, and each of whom is an incumbent Class III director, have been nominated for re-election.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named in the following table as Class III directors, each to hold office until the 2009 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named in the table as a Class III director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this Proxy Statement.

Set forth below is information about each of the Class III director nominees:

Class III Director Nominees

(Terms expiring in 2009)

Name of Director Nominee and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 24, 2006(2)(3)(4)	% Of Class
Robert P. Restrepo, Jr.(5) Chairman, President and Chief Executive Officer	55

Chairman of the Board and Chief Executive Officer of the Company, State Auto Property & Casualty Insurance Company (“State Auto P&C”), Milbank Insurance Company (“Milbank”), State Auto National Insurance Company (“National”), and Farmers Casualty Insurance Company (“Farmers Casualty”), each a wholly owned subsidiary of the Company, and of State Automobile Mutual Insurance Company (“State Auto Mutual”), 2/06 to present; President of the Company, State Auto P&C, Milbank, National, Farmers Casualty, and State Auto Mutual, 3/06 to present; Senior Vice President, Insurance Operations, of Main Street America Group, a property and casualty insurance company, 4/05 – 2/06; President and Chief Executive Officer for two property and casualty insurance subsidiaries of Allmerica Financial Corporation (now known as Hanover Insurance Group), 1998 – 2003; President and Chief Executive Officer, personal lines, of Travelers Property and Casualty Insurance Company, a property and casualty insurance company, 1996 – 1998; and prior thereto, various capacities with Aetna Life and Casualty Company, a life, property and casualty insurance company, 1972 – 1996.

			2006	10,500	*

Richard K. Smith(6) Director	61	Retired 6/97 as Partner of KPMG, LLP, a public accounting firm; Partner of KPMG, LLP, for more than five years prior to 6/97.	1999	18,400	*

Name of Director Nominee and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 24, 2006(2)(3)(4)	% Of Class
Paul S. Williams Director	46	Managing Director with Major, Lindsey & Africa, LLC, an attorney search consulting firm, 4/05 to present; officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers, for more than five years prior to 4/05, last serving as that company’s Executive Vice President, Chief Legal Officer and Secretary.	2003	4,525	*

Set forth below is information about the directors whose terms of office continue after the Annual Meeting.

Class I Directors

(Terms expiring in 2007)

Name of Director and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 24, 2006(2)(3)(4)	% of Class
Paul W. Huesman(7) Director	70	Retired from Huesman-Schmid Insurance Agency, Inc., an insurance agency, 6/05 to present; Consultant to Huesman-Schmid Insurance Agency, Inc., 6/03 to 6/05; Agent for Huesman-Schmid Insurance Agency, Inc., 01/03 to 6/03; President of Huesman-Schmid Insurance Agency, Inc. for more than five years prior to 01/03.	1991	63,225	*

John R. Lowther(8) Senior Vice President, Secretary and General Counsel	55	Senior Vice President of the Company, State Auto P&C, Milbank, National, and Farmers Casualty, and of State Auto Mutual, 3/01 to present; Secretary and General Counsel of the Company, State Auto P&C, Milbank, National, and State Auto Mutual for more than five years; Vice President of the Company, State Auto P&C, Milbank, National and State Auto Mutual for more than five years prior to 3/01.	1991	86,308	*

Alexander B. Trevor Director	61	President of Nuvocom Incorporated, a provider of patent litigation support services, 10/96 to present. Mr. Trevor is also a director of Applied Innovation, Inc., a network management solutions company.	2006	—	*

Class II Directors

(Terms expiring in 2008)

Name of Director and Position(s) with Company	Age(1)	Principal Occupation(s) During the Past Five Years	A Director of the Company Since	Common Shares Owned Beneficially as of March 24, 2006(2)(3)(4)	% Of Class
David J. D’Antoni(9) Director	61

Retired from Ashland, Inc., 9/04 to present; Senior Vice President and Group Operating Officer, Ashland, Inc., 3/99 to 9/04; President of APAC, Inc., a subsidiary of Ashland, Inc., 7/03 to 1/04; Senior Vice President of Ashland, Inc. and President, Ashland Chemical, a division of Ashland, Inc., 7/88 to 3/99. Ashland, Inc. is a chemical, energy and transportation construction company. Mr. D’Antoni is also a director of Omnova Solutions, Inc., a producer of decorative and functional surfaces, coatings, and specialty chemicals, and Compass Minerals International, Inc., a producer and distributor of inorganic minerals.

			1995	51,400	*

David R. Meuse Director	61	Principal of Stonehenge Financial Holdings, Inc., a provider of financial and advisory resources, 8/99 to present. Mr. Meuse is also a director of Diamond Hill Investment Group, Inc., a provider of investment management services and manager of mutual funds and private investment funds.	2006	5,000	*

S. Elaine Roberts Director	53	President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus, Rickenbacker and Bolton Field airports in Franklin County, Ohio, 01/03 to present; Executive Director of Columbus Airport Authority, 12/00 to 01/03; Executive Director of Rhode Island Airport Corporation, 12/94 to 12/00.	2002	8,400	*

*	Less than one (1%) percent.
(1)	Ages shown are as of the date of the Annual Meeting.
(2)

Except as indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by the named person. With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 24, 2006.

(3)

The amounts reported include Common Shares attributable to options granted under both the Company’s 1991 Stock Option Plan and the Amended and Restated Equity Incentive Compensation Plan (the “Equity Incentive

Compensation Plan”) for Mr. Lowther (65,066) and Common Shares attributable to options granted under both the Company’s 1991 Directors Stock Option Plan and 2000 Directors Stock Option Plan for Messrs. D’Antoni (17,400), Huesman (20,400), Smith (10,400), Williams (4,200) and Ms. Roberts (7,400).

(4)

The amounts reported for Messrs. D’Antoni, Huesman, Smith, Williams and Ms. Roberts do not include Restricted Share Units granted under the Outside Directors Restricted Share Unit Plan. See “Board of Directors and Board Committees—Compensation of Directors” for further information regarding this Plan and the number of Restricted Share Units held by these directors.

(5)

Includes 10,500 Common Shares received by Mr. Restrepo on March 2, 2006, pursuant to the terms of a restricted share agreement entered into in connection with his employment by the Company. All 10,500 of these Common Shares are subject to a risk of forfeiture if Mr. Restrepo’s employment is terminated for any reason prior to March 2, 2009 (or if he violates any provision of the restricted share agreement prior to that date). These Common Shares are also subject to restrictions on transfer until March 2, 2009. See “Compensation of Executive Officers—Employment Contracts and Change-in-Control Arrangements—Employment Agreement with Robert P. Restrepo, Jr.” for additional information concerning these restricted Common Shares.

(6)	Includes 5,000 Common Shares owned by Mrs. Smith, as to which Mr. Smith disclaims beneficial ownership.
(7)	Includes 2,873 Common Shares owned by Mrs. Huesman, as to which Mr. Huesman disclaims beneficial ownership.
(8)

Includes 2,000 Common Shares attributable to options granted under the 1991 Stock Option Plan, which he assigned pursuant to the 1991 Stock Option Plan to trusts maintained for the benefit of his children and 7,011 Common Shares owned by Mrs. Lowther. Mr. Lowther disclaims beneficial ownership of these Common Shares.

(9)	Includes 12,000 Common Shares owned by Mrs. D’Antoni, as to which Mr. D’Antoni disclaims beneficial ownership.

In addition to the Common Shares owned beneficially by Mr. Lowther, as set forth above, Robert H. Moone, Mark A. Blackburn, Steven J. Johnston and Steven R. Hazelbaker, the other named executive officers in the Summary Compensation Table set forth below, owned beneficially 329,947 Common Shares, 63,282 Common Shares, 128,888 Common Shares, and 17,356 Common Shares, respectively, of the Company as of March 24, 2006, each of which represents less than 1% of the Company’s outstanding Common Shares. These amounts include Common Shares attributable to options which are currently exercisable or exercisable within 60 days of March 24, 2006, granted under the Company’s 1991 Stock Option Plan and the Company’s Equity Incentive Compensation Plan in the amounts of 230,080, 56,864, 83,164 and 13,378 for Messrs. Moone, Blackburn, Johnston and Hazelbaker, respectively. These persons and/or their spouses have sole voting and investment power with respect to all Common Shares beneficially owned by them. As of March 24, 2006, all directors and executive officers of the Company as a group (15 persons) owned beneficially 697,812 (1.7%) Common Shares of the Company, which included options for 401,572 Common Shares and 10,500 Common Shares issued to Mr. Restrepo which are subject to a risk of forfeiture. See “Compensation of Executive Officers—Employment Contracts and Change-in-Control Arrangements—Employment Agreement with Robert P. Restrepo, Jr.” for additional information concerning these restricted Common Shares.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as independent public accountants for the Company for 2006. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification. Ernst & Young LLP has served as the independent public accountants for the Company since 1994. The Audit Committee and the Board of Directors believe that the reappointment of Ernst & Young LLP for 2006 is appropriate because of the firm’s reputation, qualifications and experience.

The favorable vote of a majority of the outstanding Common Shares that are voted on this proposal at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP. The effect of an abstention is the same as a vote against this proposal. Broker non-votes will not have a positive or negative effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 2006.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another firm of independent public accountants if the Audit Committee determines such action to be necessary or desirable.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

The Company’s Board of Directors (the “Board”) held six meetings during the fiscal year ended December 31, 2005. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and the meetings of all committees on which he or she served. A majority of the Company’s directors are independent as defined by the Nasdaq Marketplace Rules. See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee (the “Nominating Committee”), an Investment Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Independent Committees are independent as defined by the Nasdaq Marketplace Rules. In addition, all of the members of the Audit Committee are independent as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”). The Board has adopted charters for each of the foregoing Committees. Copies of the current charters for each of these Committees, along with copies of the Company’s current Corporate Governance Guidelines, Code of Business Conduct, and Code of Ethics for Senior Financial Officers, are available on the Company’s website at www.stfc.com under “Corporate Governance.”

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by the Company’s independent auditors; (2) reviewing the Company’s accounting functions, operations, and management; (3) considering the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company; (4) meeting and consulting with the Company’s independent auditors and with the Company’s financial and accounting personnel concerning the foregoing matters; (5) reviewing with the Company’s independent auditors the scope of their audit of the Company and the results of their examination of its financial statements; (6) participating in the process of administering the Company’s Code of Business Conduct; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by the Company’s independent auditors that they are permitted by law to perform for the Company. Present members are Chairperson Richard K. Smith, David J. D’Antoni and Paul S. Williams. Based on a recommendation of the Audit Committee, the Board has designated Richard K. Smith as the “Audit Committee Financial Expert.” The Audit Committee held nine meetings during 2005. See also “Report of the Audit Committee” contained elsewhere in this Proxy Statement.

The Compensation Committee is charged with several responsibilities, including: (1) administering the Company’s Equity Incentive Compensation Plan, the 1991 Stock Option Plan and the Outside Directors Restricted Share Unit Plan; (2) evaluating and approving the compensation, fringe benefits and perquisites provided to the Company’s executive officers and adopting compensation policies applicable to the Company’s officers; and (3) evaluating the compensation provided to the members of the Board and its committees. Present members of such committee are Chairperson David J. D’Antoni, Richard K. Smith and Paul S. Williams. The Compensation Committee held four meetings during 2005. See also “Compensation Committee Report” contained elsewhere in this Proxy Statement.

The Nominating Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of the Board; and (3) annually reviewing and recommending to the Board changes to the Company’s Corporate Governance Guidelines. The members of the Nominating Committee are Chairperson S. Elaine Roberts, David J. D’Antoni, Richard K. Smith and Paul S. Williams. This Committee met four times in 2005. See also “Corporate Governance—Nomination of Directors” contained elsewhere in this Proxy Statement.

The Investment Committee oversees the investment functions of the Company and its insurance subsidiaries. The members of the Investment Committee are Chairperson Paul W. Huesman, S. Elaine Roberts and Richard K. Smith. This Committee met four times in 2005.

The standing Independent Committee principally serves to review inter-company transactions between or among the Company and its subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries, on the other. This Committee also helps determine which entity, the Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. The members of the standing Independent Committee are Chairperson David J. D’Antoni, Paul S. Williams and S. Elaine Roberts. This Committee, which only meets as needed, met three times in 2005.

During the 2005 annual meeting of shareholders, Robert H. Moone announced his intention to retire as Chairman, President and Chief Executive Officer of the Company and State Auto Mutual and their respective subsidiaries and affiliates. In response to that announcement, the Company’s Compensation Committee, together with State Auto Mutual’s Nominating and Governance Committee, formed an ad hoc CEO successor search committee (the “CEO Search Committee”). The responsibilities of the CEO Search Committee were to identify, investigate and interview potential candidates and to recommend a person to succeed Mr. Moone as the Company’s and State Auto Mutual’s Chairman, President and Chief Executive Officer. After the completion of a thorough search, the CEO Search Committee recommended Robert P. Restrepo, Jr. to succeed Mr. Moone. The respective Boards of Directors of the Company and State Auto Mutual accepted this recommendation and elected Mr. Restrepo as Chairman, President and Chief Executive Officer. See “Proposal One: Election of Directors” and “Compensation of Executive Officers—Employment Contacts and Change-In-Control Arrangements” contained elsewhere in this Proxy Statement for information regarding Mr. Restrepo’s business experience and compensation arrangements. The CEO Search Committee met 12 times in 2005. With its responsibilities completed, the CEO Search Committee has been disbanded.

Compensation of Directors

Outside directors of the Company receive an annual cash retainer of $25,000. In addition, outside directors receive a fee of $1,000 for each board meeting (regular or special) and committee meeting attended in person or telephonically. Members of the CEO Search Committee (who are members of the Company’s Compensation Committee) had a slightly different compensation arrangement for serving on that Committee, as they each received a fee of $500 for each CEO Search Committee meeting attended in person and $250 for each meeting attended telephonically. Outside directors are also reimbursed for travel expenses incurred in attending board and committee meetings. Each committee chair also receives an additional $5,000 annual retainer (up to a maximum of $5,000 for all committees chaired), other than the Audit Committee chair, who receives an additional retainer of $10,000. Outside directors may defer all or a portion of the cash fees under the Company’s deferred compensation plan for directors.

Outside directors also received Restricted Share Units pursuant to the Outside Directors Restricted Share Unit Plan. A Restricted Share Unit is a unit representing one Common Share. The value of each Restricted Share Unit, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq National Market System on the most recent previous trading day. Under this Plan, promptly following each annual meeting of shareholders of the Company, each outside director is granted 1,400 Restricted Share Units. In addition, whenever a dividend is made with respect to the Common Shares, participants receive, with respect to each Restricted Share Unit held in the account of the participant on the dividend record date, additional Restricted Share Units in an amount equal to the value of the dividend. The administrative committee of the Outside Directors Restricted Share Unit Plan has the authority to decrease or increase the annual award of Restricted Share Units to outside directors to a minimum of 500 and a maximum of 5,000 without further shareholder approval. Under the Outside Directors Restricted Share Unit Plan, outside directors must, in general, hold their Restricted Share Units until they conclude their board service, after which time these Restricted Share Units are settled in cash or Common Shares, as elected by the outside director, with payments made in a single lump sum or annual installments over a five- or ten-year period, as selected by the outside director.

The following table sets forth the number of Restricted Share Units owned by each of the current outside directors of the Company as of March 24, 2006:

Name	Number of Restricted Share Units
David J. D’Antoni	1,410
Paul W. Huesman	1,410
David R. Meuse	-0-
S. Elaine Roberts	1,410
Richard K. Smith	1,410
Alexander B. Trevor	-0-
Paul S. Williams	1,410

CORPORATE GOVERNANCE

Director Independence

The Nominating Committee has affirmatively determined that six of the Company’s nine directors, namely David J. D’Antoni, David R. Meuse, S. Elaine Roberts, Richard K. Smith, Alexander B. Trevor and Paul S. Williams, are “independent” as defined by the Nasdaq Marketplace Rules. Robert P. Restrepo, Jr. and John R. Lowther, who are employees of the Company, and Paul W. Huesman, who has a family member who is an executive officer of an insurance agency which does a substantial amount of business with the Company, are not independent directors.

Communications with the Board

As further described in the Company’s Corporate Governance Guidelines, the Company provides a process by which security holders may send communications to the Board. Any security holder who desires to communicate with a director of the Company may send such communication to any or all directors through the Secretary of the Company, John R. Lowther, by e-mail to Mr. Lowther at John.Lowther@stateauto.com or in writing to Mr. Lowther at the home office, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. Mr. Lowther is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

The Company’s Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meetings of shareholders. All of the directors of the Company who were directors last year attended last year’s annual meeting of shareholders.

Executive Sessions of Non-Management Directors; Lead Director

Since 2002, the Board has met in executive session, without management present, prior to or following each regular quarterly Board meeting. Consistent with its Corporate Governance Guidelines and the Nasdaq Marketplace Rules, during 2005, there were four executive sessions with only independent directors present, each of which was followed or preceded by an executive session with only non-management directors present. The Governance Guidelines provide that the chair of the Independent Committee acts as the presiding director at these executive sessions. During 2005, David J. D’Antoni led these executive sessions.

In March 2006, Mr. D’Antoni was elected by the Board as the Lead Director of the Board. The Lead Director’s responsibilities include, among other things, leading the executive session of the Company’s independent and non-management directors, being a principal point of contact with the Company’s Chairman and CEO, working with the Chairman to develop a regular board meeting schedule and an annual agenda for such meetings, securing input from other directors on agenda items, ensuring the adequate flow of information from management to the Board, and delivering the CEO’s performance evaluation on behalf of the Compensation Committee of the Board. For his services as Lead Director, Mr. D’Antoni receives an annual retainer of $10,000, which is in lieu of all retainers for committees chaired.

Nomination of Directors

The Nominating Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating Committee’s charter. The following matters will be considered in the Nominating Committee’s determination of persons to recommend for nomination as directors of the Company: status as independent based on the-then current Nasdaq rules; business or professional skills and experience; temperament; integrity; educational background; and

judgment. The objective of the Nominating Committee in this regard is to nominate for election as directors persons who share the values of the Company and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating Committee will consider these criteria in the context of an assessment of the perceived needs of the Board as a whole and will seek to achieve diversity of occupational and personal backgrounds. Ultimately, the Nominating Committee’s intention is to select nominees for election to the Board whom the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be nominated for election to the Board, the Nominating Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

Based on the criteria described above, the Nominating Committee will recommend to the Board nominees for election to the Board at each annual shareholders meeting and at any other shareholders meeting held for the election of one or more directors.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating Committee may maintain a list of other potential candidates whom the Nominating Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to the Board who are not incumbent directors.

In the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating Committee will use the following process to identify the person(s) whom the Nominating Committee will recommend to the Board for election as a director to fill such vacancy(ies). The Nominating Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating Committee may solicit other potential nominees’ names from other directors of the Company, directors of the Company’s parent, the Chairman or other persons whom the Nominating Committee reasonably believes would have the opportunity to possess first hand knowledge of a suitable candidate based on the criteria described above. The Nominating Committee may also hire a director search firm, as contemplated below.

Once the Nominating Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information, and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating Committee and the Chairman and counsel for the Company, the Nominating Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, which will include a background check and a criminal record check, the Nominating Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Committee in this regard will reflect its considered judgment of the person(s) being able to fulfill the objectives outlined above.

The Company has adopted procedures by which shareholders may recommend individuals for membership to the Board. As described in its charter, it is the policy of the Nominating Committee to consider and evaluate candidates recommended by shareholders for membership on the Board in the same manner as all other candidates for nomination to the Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Secretary of the

Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating Committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

As of March 31, 2006, the Company had not received any such recommendations from shareholders for nominees for the Board.

Availability of Corporate Governance Documents

The following documents are available on the Company’s website at www.stfc.com under “Corporate Governance”:

•	The charters for the Company’s Audit Committee, Compensation Committee, Nominating Committee, Investment Committee, and standing Independent Committee;

•	The Company’s Corporate Governance Guidelines;

•	The Company’s Code of Business Conduct; and

•	The Company’s Code of Ethics for Senior Financial Officers.

COMPENSATION OF EXECUTIVE OFFICERS

Pursuant to the 2005 Management Agreement (see “Certain Transactions” on page 32), the executive officers of the Company and its subsidiaries, as well as every other person providing services to the Company and its subsidiaries, are employees of State Auto P&C, with State Auto Mutual acting as the common paymaster and common agent for these employees. The costs and expenses associated with the employees of State Auto P&C are reimbursed to State Auto Mutual, as paymaster, in accordance with the terms of these management agreements. See “Certain Transactions” below.

Summary Compensation Table

Set forth below is information concerning the compensation paid to, or accrued for, the Company’s then Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, for the Company’s fiscal years ended December 31, 2005, 2004, and 2003:

Long Term Compensation Awards
		Annual Compensation				Securities Underlying Options Granted(3)	All Other Compensation(4)
Name and Principal Position	Year	Salary(1)		Bonus(2)
Robert H. Moone Retired Chairman, President and Chief Executive Officer(5)	2005 2004 2003	$ $ $	565,000 525,000 484,000	$ $ $	146,855 454,588 234,811	48,000 48,000 48,000	$ $ $	27,745 19,204 17,770

Mark A. Blackburn Senior Vice President	2005 2004 2003	$ $ $	270,000 250,000 231,231	$ $ $	70,101 144,041 97,313	14,500 14,500 14,500	$ $ $	8,256 2,251 906

Steven J. Johnston Senior Vice President, Treasurer and Chief Financial Officer	2005 2004 2003	$ $ $	303,000 283,000 264,507	$ $ $	78,883 163,308 111,241	14,500 14,500 14,500	$ $ $	11,258 10,558 9,069

John R. Lowther Senior Vice President, Secretary and General Counsel	2005 2004 2003	$ $ $	268,000 250,000 226,893	$ $ $	69,744 143,641 95,414	14,500 14,500 14,500	$ $ $	10,502 8,995 7,960

Steven R. Hazelbaker Vice President	2005 2004 2003	$ $ $	190,000 204,000 225,000	$ $ $	50,212 70,644 13,863	4,500 6,695 4,500	$ $ $	61,506 61,998 7,858

(1)

Includes amounts deferred pursuant to the State Auto Insurance Companies Capital Accumulation Plan (the “CAP”) and the Non-Qualified Incentive Deferred Compensation Plan (the “Deferred Compensation Plan”). The CAP is a defined contribution plan (within the meaning of the Employee Retirement Income Security Act of 1974) (“ERISA”) and is intended to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Under the CAP, each participant is eligible to enter into a written salary reduction agreement with the participant’s employer whereby the participant’s salary will be reduced by a whole percentage from 1% to 50%, as elected by the participant, in accordance with the rules governing cash or deferred arrangements under Section 401(k) of the Code. The amount deferred by a participant is contributed by his or her employer to the trust fund for the CAP and invested in accordance with the election of the participant from among investment funds established under the trust agreement. An investment option includes Common Shares of the Company. The Deferred Compensation Plan is a non-qualified, unfunded deferred compensation plan for eligible key employees who are legally precluded from contributing a full 6% of compensation to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Deferred Compensation Plan, such employees are eligible to enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary as the employee prescribes on an election form executed annually in advance of the year in which such compensation would be earned. The total amount of salary deferred under the CAP and the Deferred Compensation Plan cannot exceed in the aggregate 50% of salary. Deferred amounts, along with the Company matching amounts on that portion deferred that is eligible for the match (see footnote (4), below), are invested by State Auto P&C in a variety of investment options made available to participants in the Deferred Compensation Plan.

(2)

The amounts appearing in this column represent bonuses paid pursuant to the State Auto Quality Performance Bonus Plan (the “QPB Plan”). Under the QPB Plan for 2005, beginning with the second quarter of 2005, quarterly bonuses were paid to employees who had completed two full calendar quarters of service if the direct statutory combined ratio for such quarter was 98% or less for all combined affiliated insurers. Previously, the combined ratio trigger had been 100%. Beginning in the second quarter of 2004, quarterly bonuses were reduced by 10% if the Company did not achieve targeted sales amounts for the calendar quarter in which the bonus was earned.

Also included in this column are special incentive bonuses earned in 2004 and 2003 under annual incentive bonus plans recommended by the then Chief Executive Officer and approved by the Compensation Committee for Mr. Johnston, Mr. Blackburn, Mr. Lowther and Mr. Hazelbaker (2004 only). While similar plans were in place for 2005, the amounts of those bonuses were not determinable as of the date this Proxy Statement was printed. The Compensation Committee also had in place annual incentive bonus plans for Mr. Moone for 2005, 2004, and 2003. The bonuses shown for Mr. Moone for 2004 and 2003 include the annual bonus earned in each such year. The 2005 annual incentive bonus for Mr. Moone was not determinable as of the date this Proxy Statement was printed. See “Compensation Committee Report” contained elsewhere in this Proxy Statement.

(3)

In each year noted, the persons listed in the Summary Compensation Table were granted options to purchase the number of Common Shares of the Company set forth in this column pursuant to the Equity Incentive Compensation Plan (formerly known as the 2000 Stock Option Plan).

(4)

The amounts appearing in this column represent the Company’s contributions and credits on behalf of each named person under the CAP or the Deferred Compensation Plan. Each participant in the CAP is credited annually with his or her allocable share of employer matching contributions made to the CAP from the consolidated net accumulated or current earnings of State Auto P&C and its affiliates. A participant’s share of the matching contribution equals 75% of his or her salary reduction contributions up to 2% of compensation, plus 50% of his or her salary reduction contributions from 3% to 6% of compensation. While a participant is always vested in his or her own salary reduction contributions, the rights of a participant to amounts credited to his or her account as matching contributions vest as follows: (a) one-third of matching contributions allocated for the plan year preceding the plan year in which termination of employment occurs, two-thirds of matching contributions allocated for the second plan year before the plan year in which termination of employment occurs, and 100% of the matching contributions allocated for the third and earlier plan years before the plan year in which termination of employment occurs; and (b) notwithstanding the foregoing, after the participant has completed three or more years of service with State Auto P&C and its affiliates, all matching contributions become vested. The following are the amounts of the Company matching contributions under the CAP for 2005 for the officer indicated: Mr. Moone—$7,350; Mr. Blackburn—$7,350; Mr. Johnston—$7,350; Mr. Lowther—$7,350; and Mr. Hazelbaker—$6,650. Each employee who is eligible to participate in the Deferred Compensation Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee’s salary is subject to being matched under either the CAP or the Deferred Compensation Plan. The following amounts reflect the Company’s contribution to the Deferred Compensation Plan for 2005: Mr. Moone—$19,565; Mr. Johnston—$3,254; and Mr. Lowther—$2,030. The amounts appearing in this column also represent the premiums for policies of whole life insurance purchased on behalf of the officers of the Company, including the executive officers named above. The following amounts represent the premiums paid for whole life insurance for 2005: Mr. Moone—$830; Mr. Blackburn—$906; Mr. Johnston—$653; Mr. Lowther—$672; and Mr. Hazelbaker—$856. In addition, for Mr. Hazelbaker, there is reflected the second payment of $54,000 made under a retention agreement he entered into with the Company in May 2004, in consideration of Mr. Hazelbaker’s relinquishing his rights under a change-in-control agreement between him and Meridian Insurance Group, Inc. The retention agreement contemplates five annual installments (two of which have been made), provided he remains in the employ of the Company, unless the Company terminates his employment without good cause, as defined in the agreement, or as a result of his death or total disability. In addition to the cash installments, he also was granted a non-qualified stock option to purchase up to 2,195 Common Shares. Under the terms of the retention agreement, the Common Shares subject to this stock option vest over a five-year period in 20% increments, with a total of 878 vested Common Shares as of March 24, 2006.

(5)

In connection with his previously announced intention to retire, Mr. Moone resigned as Chairman and Chief Executive Officer of the Company on February 10, 2006, and as President on March 3, 2006. Robert P. Restrepo, Jr. has succeeded Mr. Moone to these offices. See “Proposal One: Election of Directors” and “—Employment Contracts and Change-in-Control Arrangements—Employment Agreement with Robert P. Restrepo, Jr.”

Option Grants in Last Fiscal Year

The following table shows the number of options granted in 2005 to the individuals named in the Summary Compensation Table and estimates the potential realizable value of these option grants.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term 5%($)(3)	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term 10%($)(3)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/sh)(2)	Expiration Date
Robert H. Moone	48,000	11.82%	$26.45	05/09/2015	$798,445	$2,023,415
Mark A. Blackburn	14,500	3.57%	$26.45	05/09/2015	$241,197	$611,240
Steven J. Johnston	14,500	3.57%	$26.45	05/09/2015	$241,197	$611,240
John R. Lowther	14,500	3.57%	$26.45	05/09/2015	$241,197	$611,240
Steven R. Hazelbaker	4,500	1.11%	$26.45	05/09/2015	$74,854	$189,695

(1)

Options were granted on May 10, 2005. The options are fully exercisable in 1/3 increments over a three-year vesting period, so long as employment with the Company or its subsidiaries or its parent continues, except in the case of retirement, death or disability. There are no stock appreciation rights, performance units, or other instruments granted in tandem with these options, nor are there any reload provisions, tax reimbursement features or performance-based conditions to exercisability.

(2)	The option exercise price is the closing price of the Company’s Common Shares on the Nasdaq National Market System on the day of the grant.
(3)

The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the “Potential Realizable Value” alternative is used and are not intended to be a forecast of the Company’s stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth stock option exercises during 2005 by the executive officers named in the Summary Compensation Table and shows the number of Common Shares represented by both exercisable and non-exercisable stock options and the value of in-the-money stock options (exercisable and non-exercisable) held by each of the named executive officers as of December 31, 2005.

Name	Shares Acquired On Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($) Exercisable/ Unexercisable(2)
Robert H. Moone(3)	0	0	198,080/96,000	$4,213,220/943,200
Mark A. Blackburn	0	0	47,198/29,002	$927,231/284,944
Steven J. Johnston	6,750	$131,220	73,498/29,002	$1,588,844/284,944
John R. Lowther(4)	15,500	$323,258	55,399/29,001	$1,110,947/284,939
Steven R. Hazelbaker	0	0	10,378/10,317	$168,873/95,945

(1)	Aggregate market value of the Common Shares covered by the option less the aggregate price paid by the executive officer.
(2)

The value of in-the-money options was determined by subtracting the exercise price from the market value of the Company’s Common Shares as of December 30, 2005 ($36.46), based on the closing price of the Company’s Common Shares on the Nasdaq National Market System on that date, the last trading day of 2005.

(3)	23,640 of the options indicated as exercisable at fiscal year end have been assigned to the living trust of Mr. Moone’s spouse of which he is the co-trustee.
(4)	2,000 of the options indicated as exercisable have been assigned to trusts maintained for the benefit of Mr. Lowther’s children.

Employee Retirement Plans

During 2005, the executive officers named in the Summary Compensation Table, as well as substantially all employees of State Auto P&C, were eligible to participate in the State Auto Insurance Companies’ Employee Retirement Plan (the “Retirement Plan”). The Retirement Plan is a defined benefit plan (within the meaning of ERISA) which is intended to be a qualified plan under Section 401(a) of the Code, and is subject to the minimum funding standards of Section 412 of the Code. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund.

In addition, the executive officers named in the Summary Compensation Table benefited in 2005 from a non-qualified Amended and Restated Supplemental Executive Retirement Plan (the “Supplemental Plan”). The Supplemental Plan is intended to offset the impact of the Code’s and ERISA’s limitations on retirement benefits available under the Retirement Plan by providing for a lump sum or deferred cash payments in an actuarially determined amount upon retirement of officers whose participation in the Supplemental Plan is approved by the Board of Directors of State Auto Mutual.

The table below shows estimated annual benefits payable under the Retirement Plan and the Supplemental Plan to a participant upon retirement at age 65 with indicated average annual compensation and period of service:

	Annual Retirement Benefit Based on Years of Service
Annual Average Compensation	15	20	25	30	35
$125,000	$44,146	$ 55,158	$ 66,170	$ 77,182	$ 88,144
$150,000	$52,985	$ 66,465	$ 79,944	$ 93,424	$106,840
$175,000	$56,025	$ 71,972	$ 87,919	$103,866	$119,747
$200,000	$57,546	$ 75,961	$ 94,376	$112,791	$131,138
$225,000	$59,068	$ 79,950	$100,833	$121,715	$142,529
$250,000	$60,590	$ 83,940	$107,290	$130,640	$153,921
$300,000	$62,825	$ 89,800	$116,774	$143,749	$170,654
$400,000	$62,825	$ 89,800	$116,774	$143,749	$170,654
$450,000	$62,825	$ 89,800	$116,774	$143,749	$170,654
$500,000	$62,825	$ 89,800	$116,774	$143,749	$170,654

NOTE:	The annual average compensation applies to post-1988 salaries. Post-1988 salaries have been capped according to Internal Revenue Code.

Benefit amounts are based on the straight life annuity and are not subject to offset by Social Security.

Benefits shown above are computed as a straight single life annuity beginning at age 65. Such amounts are not subject to offset for Social Security benefits or other amounts payable to participants in the Retirement Plan. As of December 31, 2005, the years of credited service to the nearest whole year and annual average compensation for each of the named executive officers in the Summary Compensation Table actively participating in the Retirement Plan on such date were as follows:

Name of Individual	Years of Credited Service	Current Annual Average Compensation For Purposes of Retirement Plan
Robert H. Moone	35	$220,000
Mark A. Blackburn	6	$220,000
Steven J. Johnston	20	$220,000
John R. Lowther	19	$220,000
Steven R. Hazelbaker	11	$194,000

Employment Contracts and Change-In-Control Arrangements

Employment Agreement with Robert P. Restrepo, Jr.

Robert P. Restrepo, Jr. was elected as Chairman and Chief Executive Officer of the Company on February 10, 2006, and as President on March 3, 2006. These elections completed the process of appointing a successor to Robert H. Moone in response to Mr. Moone’s previously announced intention to retire.

On March 2, 2006, Mr. Restrepo entered into an Employment Agreement with the Company, State Auto P&C, and State Auto Mutual. The Employment Agreement defines “State Auto” as, collectively, the Company, State Auto Mutual and each of their respective present and future wholly owned subsidiaries and insurer affiliates.

The following provides a brief description of the material terms of Mr. Restrepo’s Employment Agreement:

•	Mr. Restrepo is to perform the duties and offices of Chairman, President and Chief Executive Officer of State Auto.

•

Mr. Restrepo’s term of employment ends on March 1, 2009, unless sooner terminated due to Mr. Restrepo’s disability or death, voluntary termination of employment, termination by the Company for cause, or termination by the Company without cause. The Employment Agreement may be renewed at the end of its initial term for additional one-year terms with the mutual consent of the parties. If Mr. Restrepo desires to renew the Employment Agreement at the end of any term, but State Auto does not, then this situation will constitute an involuntary termination of Mr. Restrepo’s employment. On the other hand, if State Auto desires to renew the Employment Agreement at the end of any term, but Mr. Restrepo does not, then that situation will constitute a voluntary termination of Mr. Restrepo’s employment.

•	Mr. Restrepo’s base salary is $600,000 per year, subject to increases approved by the Company’s Compensation Committee.

•

The Company’s Compensation Committee is to provide a cash incentive bonus arrangement for Mr. Restrepo with an incentive target equal to not less than 100% of his then-current base salary. It is contemplated that 75% of this incentive bonus arrangement will be “performance-based compensation” in accordance with Section 162(m) of the Internal Revenue Code and 25% will be payable at the discretion of the STFC Compensation Committee. For the 2006 calendar year, Mr. Restrepo will receive no less than 25% of the incentive target for this cash incentive bonus arrangement. In addition, Mr. Restrepo will be entitled to participate in the QPB Plan or similar cash incentive compensation plans, long term incentive compensation plans, any other cash or equity compensation plans, retirement plans and fringe benefits which are currently or in the future generally made available to executives of State Auto. Since Mr. Restrepo will not be eligible for a bonus under the QPB Plan until the performance period beginning in October 2006, he will be paid an additional bonus equal to the amount of the bonus under the QPB Plan he would have received had he been eligible to receive such a bonus, if such a bonus is actually earned during the first, second or third quarters of 2006. The cash incentive bonus arrangement, the QPB Plan or similar cash incentive plan, and any long term incentive compensation plan are collectively referred to as “Mr. Restrepo’s Incentive Compensation Plans.”

•	Mr. Restrepo received a cash payment of $400,000 in connection with entering into his Employment Agreement.

•

Mr. Restrepo received an award of 10,500 Common Shares, all of which are subject to a risk of forfeiture if Mr. Restrepo’s employment is terminated for any reason prior to March 2, 2009. These Common Shares are also subject to restrictions on transfer until March 2, 2009. These Common Shares have full voting and dividend rights. In addition, Mr. Restrepo received an award of options to purchase 30,000 Common Shares at an exercise price of $31.94 per share, which was the closing price of the Company’s Common Shares on the Nasdaq National Market System on March 2, 2006. The options vest in one third increments over a three-year period. Unvested options automatically terminate upon Mr. Restrepo’s termination of employment, except upon retirement, death or disability, or if his employment is terminated without cause under the Employment Agreement, in which case all options become fully vested. The award of the restricted Common Shares and options was made pursuant to the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan and the terms set forth in separate equity plan award agreements with Mr. Restrepo. There are no stock appreciation rights, performance units, or other instruments granted in tandem with these options, nor are there any reload provisions, tax reimbursement features or performance-based conditions to exercisability.

•	Severance upon termination of employment:

•

In the event Mr. Restrepo is terminated for cause, he will be entitled to receive his base salary through the date of termination plus any compensation to which he may be entitled under Mr. Restrepo’s Incentive Compensation Plans.

•

In the event Mr. Restrepo is terminated without cause (other than for death, disability, or retirement), he will be entitled to receive the continuation of his base salary and benefits under his Employment Agreement for a 24-month period and the payment of the average annual bonus payments earned under Mr. Restrepo’s Incentive Compensation Plans for the prior two years.

•

In the event Mr. Restrepo becomes disabled, which disability continues for more than six consecutive months in any 12-month period, the Company may terminate Mr. Restrepo’s employment, in which case Mr. Restrepo will be entitled to receive his base salary and payments under Mr. Restrepo’s Incentive Compensation Plans to the date of termination. Thereafter, Mr. Restrepo will be entitled to receive 80% of his base salary, less any disability benefits received from any of the Company’s long-term disability benefit plans, throughout the period of his disability or until he attains age 65, whichever first occurs.

•

In the event of Mr. Restrepo’s death, his beneficiaries will receive payment of his base annual salary for twelve months plus a pro-rata share of the compensation earned by Mr. Restrepo under Mr. Restrepo’s Incentive Compensation Plans as of the date of death.

•

The Employment Agreement also imposes post-employment confidentiality and noncompetition covenants on Mr. Restrepo. The confidentiality covenant has a three-year term, while the noncompetition covenant has a one-year term and includes a company size factor and a geographic factor as respects the scope of the non-compete. In addition, Mr. Restrepo has agreed that for a period of two years following termination of his employment, he will not hire, solicit for hiring or otherwise induce any employee of State Auto to leave State Auto’s employment.

Executive Agreement with Robert P. Restrepo, Jr.

Concurrently with entering into his Employment Agreement, the Company and Mr. Restrepo entered into an Executive Agreement. The term of the Executive Agreement coincides with the term of Mr. Restrepo’s employment under the Employment Agreement, subject to an extension for 36 months after any month in which a Change of Control occurs, as defined below. The Executive Agreement will terminate if Mr. Restrepo’s employment terminates prior to a Change of Control.

A “Change of Control” of the Company generally includes:

•	The acquisition by any person of beneficial ownership of 25% or more of the Company’s outstanding voting securities;

•

A change in the composition of the board of directors of the Company if a majority of the new directors were not appointed or nominated by the directors currently sitting on the board of directors or their subsequent nominees;

•	A merger involving the Company where the Company’s shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•

A sale or other disposition of all or substantially all of the assets of the Company, including a sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; or

•	A reorganization or other corporate event involving the Company which would have the same effect as any of the above-described events.

As respects State Auto Mutual, a “Change of Control” includes:

•	State Auto Mutual affiliates with or merges with a third party where a majority of the current board of State Auto Mutual does not continue in office;

•	State Auto Mutual converts to a stock corporation and a majority of the board of directors of State Auto Mutual does not continue to serve on the board of directors of the converted company; or

•	State Auto Mutual is subject to an order of rehabilitation or liquidation issued by the Ohio Department of Insurance, so long as such order has been entered prior to February 9, 2008.

Under the Executive Agreement, the Company or its successor must provide severance benefits to Mr. Restrepo if his employment is terminated (other than on account of Mr. Restrepo’s death or disability or termination for cause):

•	By the Company at any time within 24 months after a Change of Control;

•	By Mr. Restrepo for Good Reason (as defined below) at any time within 24 months after a Change of Control; or

•

By the Company at any time after an agreement has been reached with an unaffiliated third party, the performance of which agreement would result in a Change of Control involving such third party, if such Change of Control is actually consummated within 12 months after the date of such termination.

“Good Reason” generally means the assignment to Mr. Restrepo of duties which are materially and adversely different from or inconsistent with the duties, responsibility or status of Mr. Restrepo’s position during the 12 months prior to the Change of Control, a reduction in Mr. Restrepo’s salary, benefits or incentive bonus or a demand to relocate to more than 35 miles from the Mr. Restrepo’s current location, made by the Company or its successor. Mr. Restrepo’s determination of Good Reason will be conclusive and binding upon the parties if made in good faith.

In addition to accrued compensation, bonuses, and vested benefits and stock options, Mr. Restrepo’s severance benefits payable under the Executive Agreement include:

•	A lump-sum cash payment equal to three times Mr. Restrepo’s annual base salary;

•	A lump-sum cash payment equal to three times the highest annual incentive compensation to which Mr. Restrepo would be entitled;

•	Thirty-six months of continued insurance benefits;

•	Thirty-six months of additional service credited for purposes of retirement benefits; and

•	Out-placement benefits in an amount equal to 15% of Mr. Restrepo’s annual base salary.

The Executive Agreement also provides that the Company will pay Mr. Restrepo such amounts as would be necessary to compensate Mr. Restrepo for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, in the event Mr. Restrepo’s contractual severance payments and benefits were subject to any excise tax, but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the Company will not have to pay an excess severance payment and Mr. Restrepo will not be subject to an excise tax.

The Executive Agreement provides that, for a period of five years after any termination of Mr. Restrepo’s employment, the Company will provide Mr. Restrepo with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify, hold harmless, and defend Mr. Restrepo to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by Mr. Restrepo in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Company or any subsidiary.

The Company must pay the cost of counsel (legal and accounting) for Mr. Restrepo in the event he is required to take any action to enforce any of the rights granted under his Executive Agreement. In addition, Mr. Restrepo is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce his rights under the Executive Agreement at a rate equal to the prime commercial rate of the Company’s principal bank or its successor in effect from time to time plus 4%.

Employment and Executive Agreements with Robert H. Moone

In connection with his previously announced intention to retire, Robert H. Moone resigned as Chairman and Chief Executive Officer of the Company on February 10, 2006, and as President on March 3, 2006. Robert P. Restrepo, Jr. succeeded Mr. Moone to these offices. See “—Employment Agreement with Robert P. Restrepo, Jr.” above.

Under the terms of his Employment Agreement with the Company, Mr. Moone’s employment will terminate on May 31, 2006, unless terminated earlier due to his death or disability, and he will continue to be paid the salary and bonus payable under his Employment Agreement through May 31, 2006, which will be the effective date of Mr. Moone’s retirement from the Company. Mr. Moone’s 2005 salary, bonus and other compensation were paid pursuant to the terms of this Employment Agreement. See “Compensation of Executive Officers—Summary Compensation Table” and “Compensation Committee Report” contained elsewhere in this Proxy Statement.

Mr. Moone also has an Executive Agreement with the Company. However, except for his post-termination confidentiality and noncompetition covenants, Mr. Moone’s Executive Agreement will terminate May 31, 2006, his effective date of retirement from the Company. Mr. Moone’s confidentiality covenant has a one-year term, while his noncompetition covenant has a six-month term and includes a company size factor and a geographic factor as respects the scope of the non-compete.

Other Executive Agreements (Change-in-Control Arrangements)

The Company has entered into Executive Agreements with three of the other persons named in the Summary Compensation Table, which provide for the payment of certain benefits in the event of a change in control of the Company or State Auto Mutual. These Executive Agreements were entered into as part of the Company’s corporate strategy to provide protection for, and thus retain, its well-qualified senior executive officers notwithstanding any actual or threatened change in control of the Company or of its parent, State Auto Mutual. These also serve the shareholders’ interest by ensuring that any potential acquisition of the Company will be viewed objectively by the executives since the executive’s potential loss of employment is not personally an adverse event. A “Change in Control” of the Company generally includes:

•	The acquisition by any person of beneficial ownership of 25% or more of the Company’s outstanding voting securities;

•

A change in the composition of the board of directors of the Company if a majority of the new directors were not appointed or nominated by the directors currently sitting on the board of directors or their subsequent nominees;

•	A merger involving the Company where the Company’s shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•	The dissolution of the Company; or

•	A disposition of assets, reorganization, or other corporate event involving the Company which would have the same effect as any of the above-described events.

As respects State Auto Mutual, a Change in Control includes:

•	A person who has not been a director or an officer of State Auto Mutual for at least the previous 12 months becomes empowered to vote the proxy of the members of State Auto Mutual;

•	State Auto Mutual affiliates with or merges with a third party where a majority of the current board of State Auto Mutual does not continue in office;

•	State Auto Mutual is subject to an order of rehabilitation or liquidation issued by the Ohio Department of Insurance; or

•	State Auto Mutual converts to a stock corporation and a majority of the board of directors of State Auto Mutual does not continue to serve on the board of directors of the converted company.

Under each Executive Agreement, the Company or its successor must provide severance benefits to the executive officer if his employment is terminated (other than on account of the officer’s death or disability or termination for cause):

•	By the Company, at any time within 36 months after a Change in Control;

•

By the Company, at any time prior to a Change in Control but after commencement of any discussions with a third party relating to a possible Change in Control involving such third party (“Change in Control Discussion”) if the officer’s termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of such officer’s termination;

•	By the executive officer voluntarily with Good Reason at any time within 36 months after a Change in Control of the Company; and

•

By the executive officer voluntarily with Good Reason at any time after commencement of Change in Control Discussions if such Change in Control is actually consummated within 12 months after the date of such officer’s termination.

“Good Reason” generally means the assignment to the executive officer of duties which are materially and adversely different from or inconsistent with the duties, responsibility or status of the executive officer’s position during the twelve months prior to the Change in Control, a reduction in such officer’s salary, benefits or incentive bonus or a demand to relocate to more than 35 miles from the executive officer’s current location, made by the Company or its successor. An executive officer’s determination of Good Reason will be conclusive and binding upon the parties if made in good faith.

In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer’s severance benefits payable under the Executive Agreements include:

•	A lump-sum cash payment equal to three times the officer’s annual base salary;

•	A lump-sum cash payment equal to three times the highest annual incentive compensation to which the officer would be entitled;

•	Thirty-six months of continued insurance benefits;

•	Thirty-six months of additional service credited for purposes of retirement benefits; and

•	Out-placement benefits in an amount equal to 15% of the officer’s annual base salary.

Each Executive Agreement also provides that the Company will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, in the event the executive officer’s contractual severance payments and benefits were subject to any excise tax, but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the Company will not have to pay an excess severance payment and the executive officer will not be subject to an excise tax.

The Executive Agreements provide that, for a period of five years after any termination of the executive’s employment, the Company will provide the executive with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Company or any subsidiary.

The Company must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to take any action to enforce any of the rights granted under his Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce such officer’s rights under the Executive Agreement at a rate equal to the prime commercial rate of the Company’s principal bank or its successor in effect from time to time plus 4%.

These Executive Agreements have a three-year term, subject to automatic renewals and to an extension for thirty–six months after any month in which a Change in Control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits. The Executive Agreement also imposes post-termination confidentiality and noncompetition covenants on the executive officer. The confidentiality covenant has a one-year term, while the noncompetition covenant has a six-month term and includes a company size factor and a geographic factor as respects the scope of the non-compete.

No other named executive officer of the Company has an employment agreement with the Company.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following three members of the Company’s Board of Directors: Chairperson David J. D’Antoni; Richard K. Smith; and Paul S. Williams. None of the members of the Compensation Committee is, or was, an officer or employee of the Company, any of its subsidiaries, or of State Auto Mutual. Also, no executive officer of the Company served during 2005 as a member of a compensation committee or as a director of any entity of which any of the Company’s Compensation Committee members served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of the following independent directors: David J. D’Antoni, Chairperson; Richard K. Smith; and Paul S. Williams. This is their report on executive compensation.

Compensation Committee’s Responsibilities and Policies

The Compensation Committee’s responsibilities include establishing the compensation paid to the Chief Executive Officer (“CEO”) and all other officers who have reporting obligations under Section 16 of the Securities and Exchange Act of 1934 (the “Section 16 Officers”). The CEO and the Section 16 Officers are hereafter referred to as “Executive Officers.” The Compensation Committee’s decision making with regard to compensation seeks to implement a compensation system that:

(1)	Provides competitive compensation that is necessary to attract and retain executive talent;

(2)	Rewards individuals appropriately for performance;

(3)	Offers incentives that encourage a focus on underwriting profit while achieving sales goals;

(4)	Fosters the attainment of company-wide goals over the long term; and

(5)	Drives behaviors that are reasonably expected to build shareholder value over the long term.

The Compensation Committee believes that these underlying principals are reflected in its decision making regarding the compensation earned by the Executive Officers. Total compensation of the Executive Officers includes annual base salary, annual incentive bonuses, and equity awards in the form of stock options and/or restricted Common Shares of the Company.

The annual base salaries of the CEO and the Section 16 Officers reflect the Compensation Committee’s and, in the case of an individual Section 16 Officer, such person’s immediate superior’s evaluation of the person’s performance of his or her job responsibilities as measured by an analysis of company-wide and division-wide metrics It is the Compensation Committee’s objective to have total compensation at the 50th percentile of a peer group of fourteen insurers (the “Pay Peer Group”) that was selected by the Compensation Committee based on a recommendation of the Compensation Committee’s consultant. The Compensation Committee uses Towers Perrin as its compensation consultant. The Pay Peer Group does not include each of the insurers identified below utilized in the peer comparisons for the bonus under Mr. Moone’s Executive Bonus Plan (as defined below).

Annual incentive bonuses may take two forms. First, virtually every employee of the Company, including every Executive Officer, earns a bonus if the Company’s performance results in a combined ratio below a stipulated target, measured on a quarterly basis. This is the Company’s quarterly Quality Performance Bonus Plan (the “QPB Plan”). This short term incentive, which is paid as a percentage of quarterly pay, is intended to motivate all employees to produce an underwriting profit for the Company. In order to encourage employees in field offices to make appropriate, but sometimes difficult underwriting or pricing decisions, 70% of the bonus for each field office employee is tied to their individual office results. All corporate employees, including Executive Officers, receive the same average percentage based on company-wide results. The QPB Plan also includes a sales element. If a bonus under the QPB Plan is earned based on the Company’s combined ratio being better than the current quarterly target of 98%, but the Company’s sales goal has not been met, the quarterly bonus of every eligible employee is reduced by 10%. Effective with the beginning of the second quarter of 2005, the QPB Plan was amended again to change the combined ratio trigger from 100% to 98% and to impose an annual cap so that the QPB Plan bonus paid in the course of a calendar year would not exceed 35% of an employee’s salary.

Second, the Compensation Committee has also created individual annual incentive bonus plans for the CEO and Section 16 Officers (each an “Executive Bonus Plan”). Executive Bonus Plans reward these officers based on the performance of the Company overall, relative to its peers and in certain cases, division-wide goals. The Executive Bonus Plans include underwriting performance and total shareholder return as measures of performance. The Executive Bonus Plan of every Section 16 Officer also includes a sales factor, as the Compensation Committee believes it is important to reinforce the significance of top line growth to the Company’s overall success. Aside from the CEO’s Executive Bonus Plan, the Executive Officers’ bonuses are purely formula driven, although the Compensation Committee retains the discretion to act on its own initiative or at the suggestion of the CEO to increase a bonus award for a particular Executive Officer beyond the amount determined by the formula. Where division-wide metrics are imposed, 60% of the bonus is based on the attainment of measurable division-wide goals, while the other 40% considers a peer comparison based on three specific performance criteria. These peer comparison performance measures are three-year average total shareholder return, the combined ratio of the entire State Auto Group, which includes the results of the insurance affiliates of State Auto Financial, including State Auto Mutual, Meridian Security Insurance Company and Meridian Citizens Mutual Insurance Company (collectively, “State Auto”) and State Auto’s net written premium growth. These performance measures are compared with those same results for a set of nine peer companies which are as follows: Alfa Corporation, The Allstate Corporation, The Chubb Corporation, Cincinnati Financial Corporation, Harleysville Group Inc., EMC Insurance Group, Inc., Ohio Casualty Corporation, Safeco Corporation and Selective Insurance Group, Inc. (the “Executive Bonus Plan Peer Group”). Towers Perrin advised the Compensation Committee that size parity is more important in assessing base salary competitiveness than comparisons of stock based performance measures. Therefore, the Compensation Committee believes that it is appropriate for the Executive Bonus Peer Group to be different from the Pay Peer Group because of the performance measures contemplated by the Executive Bonus Plans.

The remaining aspect of the compensation awarded to the CEO and Section 16 Officers is stock options. Stock options are granted to persons at the operating managerial level and above as well as to certain key technical personnel. Stock options are believed to be a long-term incentive which properly focuses the employee’s attention on attainment of business goals that will enhance long term shareholder value. Realistically, stock options have value only when the market price of the Company’s stock appreciates, which the

Compensation Committee believes is primarily driven by the performance of the Company. The Compensation Committee has retained Towers Perrin to undertake a complete review of the Company’s executive compensation program, including the continued use of stock options or other types of equity awards. The Compensation Committee currently anticipates implementing any changes to the current compensation program structure as of the beginning of 2007.

The Compensation Committee has conditioned the grant of stock options on compliance with stock ownership guidelines (the “Ownership Guidelines”). The Ownership Guidelines apply to only more senior optionees, and these persons will be expected to own a specified number of Common Shares or make progress toward meeting the guideline, in the manner specified in the Ownership Guidelines, in order to be eligible for equity awards in 2006.

Most Section 16 Officers were awarded stock options based on a formula developed by Towers Perrin in connection with a study it performed with respect to the Company’s compensation program. This formula utilized the Black-Scholes option pricing model, a targeted grant value and the trading range of Common Shares over a multi-day time period. The number of stock options granted in 2005 generally equaled the number of stock options granted to Section 16 Officers in 2004. In 2005, the Compensation Committee made stock-based awards to Executive Officers under the Equity Incentive Compensation Plan (formerly known as the 2000 Stock Option Plan), which will enable the Compensation Committee to make other kinds of equity awards besides stock options.

With respect to perquisites, the Company reimburses all Section 16 Officers and other option holders (up to $500) for tax advice in years in which options are exercised. The Company pays the travel costs for the spouse of Section 16 Officers and other officers who travel on incentive trips earned by the Company’s agents, which amount is added to that officer’s income. The Company also pays a portion of the premium on whole life insurance policies for Section 16 Officers and other officers of the Company.

Compensation of Robert H. Moone, retired Chief Executive Officer

2004 Bonus

In May 2005, the Compensation Committee met to consider and determine the amount of Mr. Moone’s bonus under his 2004 Executive Bonus Plan. There is a significant delay in calculating the bonus under Mr. Moone’s Executive Bonus Plan because of the delay in securing peer company financial results.

Under his 2004 Executive Bonus Plan, Mr. Moone could earn a bonus of up to 100% of his base salary, or $525,000. This bonus consisted of two parts—a non-discretionary bonus accounting for 75% of his overall bonus, or a bonus target of $393,750, and a discretionary bonus accounting for the other 25%, or $131,250.

Mr. Moone’s 2004 non-discretionary bonus under his Executive Bonus Plan was driven by the Company’s performance with respect to the following three criteria in comparison to the Executive Bonus Plan Peer Group: (1) three-year average total shareholder return; (2) statutory combined ratio; and (3) net property casualty written premium growth. Mr. Moone earned “points” based upon the Company’s rank for each of these criteria in comparison to the Executive Bonus Plan Peer Group, with points ranging from 10 points for a 1st place finish in a category to 1 point for a 10th place finish. The object was to accumulate the greatest number of points out of a possible 30 points (three 1st place finishes in the three categories). The points system worked as follows:

Total Points Earned	Percent of Target Bonus
30-27	100%
26-23	80%
22-19	60%
18-15	40%
14-11	20%
10 or less	0%

Based on the Executive Bonus Plan Peer Group comparisons, Mr. Moone earned 7 points for statutory combined ratio (4th place), 5 points for net property casualty written premium growth (6th place), and 8 points for three-year average total shareholder return (3rd place), for a total of 20 points, which earned Mr. Moone a bonus of 60% of his target bonus, or $236,248.

In deciding on Mr. Moone’s discretionary bonus for 2004, the Compensation Committee considered the following factors: the Company’s outstanding financial performance in the past 12 months; the continued development of the Company’s strategic plan; the continued development of a succession plan; his leadership development of the executive staff and the total compensation paid to CEOs at comparable companies. The Compensation Committee did not assign a particular weight to any of the foregoing considerations. Considering all those factors, the Compensation Committee awarded Mr. Moone a discretionary bonus of $105,000 or 80% of the possible discretionary bonus. In the aggregate, Mr. Moone’s total Executive Bonus Plan bonus earned in 2004 (but paid in 2005) was $341,248, and this sum is included in the amount shown in the Bonus Column in the Summary Compensation Table for the year 2004.

2005 Compensation Arrangements

For 2005, there were four components to the Company’s compensation arrangements with the CEO: base salary, incentive compensation arrangements, QPB Plan bonus, and stock options. The QPB Plan and stock option elements are discussed above.

In November 2004, the Compensation Committee, along with the Nominating and Governance Committee of State Auto Mutual, completed a comprehensive evaluation of Mr. Moone’s performance. They also reviewed his own self-evaluation which he completed at the request of the Compensation Committee. The Compensation Committee’s objective was to maintain Mr. Moone’s total salary at a level that is competitive with the salary of the person holding comparable position(s) at one or more sets of peer companies, given good relative performance of the Company. In addition, the Compensation Committee utilized Towers Perrin as its consultant to compare chief executive officer compensation at State Auto to the Pay Peer Group. Besides the salary comparison data, the Committee considered the following:

1.	The last four quarterly earnings reports;

2.	The completion of a comprehensive strategic plan for the Company;

3.	The continued development of succession plans for the Chairman, President and CEO and all other Section 16 Officers;

4.	The overall performance of the Company over the last 12 months; and

5.	Progress made to date on the implementation of the provisions of the Sarbanes-Oxley Act, specifically, the implementation of Section 404 of that Act.

As a result of these considerations, the Compensation Committee established Mr. Moone’s 2005 annual base salary at $565,000, which reflected a raise in base salary of $40,000 or 7.6%, from 2004.

The Executive Bonus Plan for Mr. Moone for 2005 was essentially identical to his 2004 Executive Bonus Plan, described above. Under his 2005 Executive Bonus Plan, Mr. Moone could earn a bonus of up to 100% of his base salary, or $565,000, with this bonus consisting of two parts—a non-discretionary bonus accounting for 75% of his overall bonus, or a bonus target of $423,750, and a discretionary bonus accounting for the other 25%, or $141,250. Mr. Moone’s 2005 non-discretionary bonus will be driven by the Company’s performance with respect to the following three criteria in comparison to the Executive Bonus Plan Peer Group: (1) three-year average total shareholder return; (2) statutory combined ratio; and (3) net property casualty written premium growth, the same as 2004, and will be based on the number of “points” earned by the Company’s rank for each of these criteria in comparison to the Executive Bonus Plan Peer Group, with points ranging from 10 points for a 1st place finish in a category to 1 point for a 10th place finish. The Compensation Committee will determine the number of points the Company earned when the statutory combined ratio and premium revenue growth numbers for each of the members of the Executive Bonus Plan Peer Group become available. In addition, the Compensation Committee must determine the amount, if any, of the discretionary bonus payable based on its evaluation of Mr. Moone’s performance as Chairman, President and Chief Executive Officer. Accordingly, Mr. Moone’s bonus earned in the 2005 calendar year remains undetermined.

Compensation of Robert P. Restrepo, Jr., new Chief Executive Officer

During the 2005 annual meeting of shareholders, Mr. Moone announced his intention to retire as Chairman, President and Chief Executive Officer of the Company. After the completion of a thorough search conducted by the CEO Search Committee (see “Board Committees and Committee Meetings”), Robert P. Restrepo, Jr. was recommended to succeed Mr. Moone and was elected as the Company’s new CEO. See “Proposal One: Election of Directors” and “Compensation of Executive Officers—Employment Contacts and Change-In-Control Arrangements” contained elsewhere in this Proxy Statement for information regarding Mr. Restrepo’s business experience and compensation arrangements.

Compensation Committee

David J. D’Antoni, Chairperson

Richard K. Smith

Paul S. Williams

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to the directors in fulfilling their responsibility to the shareholders relating to corporate accounting, reporting practices of the Company, internal controls relating to financial reporting, and the quality and integrity of financial reports of the Company. In so doing, the Audit Committee maintains free and open communication between the directors, the independent auditors, the internal auditors, and the senior management of the Company. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the Company’s 2005 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of any permitted and pre-approved non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, and the Committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act. The Audit Committee meets with the internal auditor and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also meets with the Chief Financial Officer without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee held a total of nine meetings in 2005, four in person and five telephone conference calls, and each member of the Audit Committee attended at least 75% of the meetings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the 2005 fiscal year for filing with the SEC.

The full responsibilities of the Audit Committee are set forth in its charter, which is reviewed periodically by the Audit Committee and the Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting the independent auditor, reviewing with management the adequacy of loss reserves, pre-approving expenditures for independent auditor services, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to the Code of Business Conduct and participating in disclosure control procedures and functioning as the qualified legal compliance committee. The Audit Committee also consults with the Company’s General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review the Company’s financial reporting process on behalf of the Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditor included in its report on the Company’s financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the Company’s independent accountants are in fact “independent.”

All of the members of the Audit Committee are independent directors as defined by the Nasdaq Marketplace Rules and the applicable regulations of the Securities and Exchange Commission. The Board of Directors has confirmed and determined that Richard K. Smith, the Chair of the Committee, is an “audit committee financial expert” as defined by the rules of the SEC. Mr. Smith is a retired partner of the “Big Four” firm, KPMG, LLP, and while at that firm he had experience auditing property casualty insurance companies, some of which presented a size and level of complexity from a financial statement perspective at least equal to that presented by the Company.

The Audit Committee receives regular reports from the Company’s compliance officer with respect to matters coming within the scope of the Company’s Code of Business Conduct. The Chief Executive Officer and the principal financial officers have each agreed to be bound by the Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to the Code of Business Conduct. The Company has also implemented and applied the Code of Business Conduct throughout the Company. It also has in place procedures for the receipt of complaints concerning the Company’s accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.

Audit Committee

Richard K. Smith, Chairperson

David J. D’Antoni

Paul S. Williams

PERFORMANCE GRAPH

The line graph below compares the total return on $100 invested on December 31, 2000, in the Company’s shares, the CRSP Total Return Index for the Nasdaq Stock Market (“Nasdaq Index”), and the CRSP Total Return Index for Nasdaq insurance stocks (“Nasdaq Ins. Index”), with dividends reinvested.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
STFC	100.00	91.552	88.175	133.683	148.979	211.972
Nasdaq Index	100.00	76.037	54.836	81.989	89.225	89.118
Nasdaq Ins. Index	100.00	107.173	108.015	133.476	162.053	181.622

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 24, 2006, with respect to the only shareholder known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Automobile Mutual Insurance Company(1) 518 East Broad Street Columbus, OH 43215	26,367,505	64.7%

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2005)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	2,563,025	$18.71	2,033,521	(1)
Equity Compensation Plans not Approved by Security Holders	102,437	$18.43	235,806	(2)

Total	2,665,498		2,269,327

(1)

Includes 1,821,211 Common Shares available for issuance under the Company’s Amended and Restated Equity Incentive Compensation Plan (formerly known as the 2000 Stock Option Plan) and 212,310 Common Shares available for issuance under the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan. Does not include Restricted Share Units which have been or may be awarded to outside directors under the Outside Directors Restricted Share Unit Plan. Because Restricted Share Units are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under the Outside Directors Restricted Share Unit Plan cannot be determined at this time.

(2)	This is the number of Common Shares available for issuance under the 1998 State Auto Agent’s Stock Option Plan.

1998 State Auto Agent’s Stock Option Plan

The Company’s Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent the Company and its affiliates (the “State Auto Agents”) to acquire or increase and retain a financial interest in the Company in order to strengthen the mutuality of interests between the State Auto Agents and the Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by the Company’s Board of Directors. The Agent’s Option Plan will terminate in May 2008, unless terminated earlier by the Company’s Board of Directors.

Under the Agent’s Option Plan, State Auto Agents who become participants are offered nonqualified stock options to purchase Common Shares of the Company. The number of options granted to a participant is based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan is equal to the last reported sale price of the Common Shares on the Nasdaq National Market on the day of the grant. The options granted become exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commences participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay any amounts due under its agency agreement on time, the option granted to such participant, to the extent not vested, will terminate. In addition, if a participant terminates its relationship with the Company or its affiliates, the participant will not be eligible to receive awards of options after the date of such termination, and any outstanding but unexercised awards will terminate as described in the preceding sentence.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

CERTAIN TRANSACTIONS

In 2005, the Company and its subsidiaries, State Auto P&C, Milbank, National, State Auto Insurance Company of Ohio (“SAOH”), Farmers Casualty Insurance Company (“Farmers Casualty”), Strategic Insurance Software, Inc. (“S.I.S.”), Stateco Financial Services, Inc. (“Stateco”), and 518 Property Management and Leasing LLC (“518 PML”), operated and managed their businesses in conjunction with State Auto Mutual, Meridian Security Insurance Company (“Meridian Security”), and Meridian Citizens Mutual Insurance Company (“Meridian Citizens Mutual”), under a Management and Operations Agreement known as the “2005 Management Agreement.” The 2005 Management Agreement is a cost sharing agreement. Under the 2005 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the above named companies was performed by an employee of State Auto P&C.

In addition to the 2005 Management Agreement, there is also a Management and Operations Agreement known as the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and State Auto Insurance Company of Wisconsin (“SAWI”), a 100% owned subsidiary of State Auto Mutual. During 2005, SAWI paid management fees in the amount of $0.3 million to State Auto P&C under the 2000 Midwest Management Agreement.

The 2005 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and the Company’s boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and of the Company or any of its subsidiaries must then act on the recommendation of the committee after considering all other factors deemed relevant to them.

Each of the 2005 Management Agreement and the 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal to the other parties, with the exception that Milbank may terminate its participation on 120 days’ notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2005 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. Under the terms of the Pooling Arrangement, State Auto P&C and the other pool participants cede all of their direct insurance business to State Auto Mutual. The Pooling Arrangement covers all the property and casualty insurance written by the Pooled Companies (as defined below) except voluntary assumed reinsurance written by State Auto Mutual, State Auto Middle Market Insurance (as defined in the 2005 Pooling Agreement) and intercompany catastrophe reinsurance written by State Auto P&C. State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pool participants and retains the balance. Parties to the Pooling Arrangement and their allocated pooling percentages as of December 31, 2005, were as follows: State Auto Mutual—19.5%; State Auto P&C—59%; Milbank—17%; Farmers Casualty—3%; SAWI—0%; SAOH—1%; State Auto Florida Insurance Company (“SAFL”)—0.0%; Meridian Security—0.0%; and Meridian Citizens Mutual—0.5% (collectively the “Pooled Companies”). The Company’s aggregate participation percentage in the Pooling Arrangement remained at 80% in 2005, which has been its aggregate participation percentage since October 2001.

Stateco undertakes on behalf of State Auto Mutual, State Auto P&C, Milbank, National, SAWI, Farmers Casualty, SAOH, SAFL, and Meridian Security and Meridian Citizens Mutual (Meridian Security and Meridian Citizens Mutual are collectively referred to as the “MIGI Insurers”) the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charges such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2005, the following companies incurred the following fees to Stateco: State Auto Mutual—$2.0 million; State Auto P&C—$5.3 million; Milbank—$1.5 million; National—$0.4 million; SAWI—$0.1 million; Farmers Casualty—$0.3 million; SAOH—$0.1 million; SAFL—$43,000; Meridian Security—$0.2 million; and Meridian Citizens Mutual—$0.1 million. The Company believes the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

S.I.S. develops and sells software for use by insurance companies and insurance agencies. S.I.S. is also party to the 2005 Management Agreement. It sells its software and support services to non affiliated entities and makes those items available to its affiliated insurers for reimbursement of its costs. In 2005, affiliated insurers paid $0.4 million to S.I.S. for its services and products.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2005, there had been no adverse development of this liability.

State Auto P&C, State Auto Mutual, Milbank, National, SAWI, Farmers Casualty, SAOH, SAFL, and the MIGI Insurers (collectively the “State Auto Group”) together participate in a catastrophe reinsurance program. Under this program, the members of the State Auto Group, on a combined basis, retain the first $40.0 million of catastrophe losses that affect at least two individual risks. For catastrophe losses incurred by the State Auto Group up to $80.0 million, in excess of $40.0 million, traditional reinsurance coverage is provided with a co-participation of 5%. For catastrophe losses incurred by the State Auto Group up to $100.0 million, in excess of $120.0 million, in exchange for a premium paid by each reinsured company, State Auto P&C acts as the catastrophe reinsurer for the State Auto Group under the terms of an inter-company catastrophe reinsurance agreement. This layer of reinsurance has been excluded from the Pooling Arrangement. To provide funding if the State Auto Group were to incur catastrophe losses in excess of $120.0 million, in November 2005, State Auto Financial entered into a Credit Agreement (the “Credit Agreement”) with a financial institution and a syndicate of other lenders to provide for a $100.0 million five-year unsecured revolving credit facility (the “Credit Facility”). During the term of the Credit Facility, State Auto Financial has the right to increase the total facility amount by $25.0 million, up to a maximum total facility amount of $125.0 million, provided that no event of default has occurred and is continuing. The Credit Facility is available for general corporate purposes, including working capital and acquisitions, and for catastrophic loss purposes. At the present time, the Company intends to use the Credit Facility for catastrophe loss purposes. The Credit Facility replaced a credit agreement (the “Old Credit Agreement”) between a STFC special purpose company and a syndicate of lenders which expired on November 9, 2005. The Credit Facility provides the Company with greater flexibility than the Old Credit Agreement. The Old Credit Agreement and related agreements were part of a structured contingent financing arrangement which provided State Auto Financial with up to $100.0 million of funding for reinsurance purposes if the State Auto Group incurred catastrophe losses in excess of $120.0 million. This funding arrangement, if exercised, would have the impact of adding up to $100.0 million of additional debt to the Company while providing needed cash to pay claims, while at the same time preserving the investment portfolio of the Company in the short term. There have been no losses assumed by State Auto P&C under this intercompany catastrophe reinsurance agreement. During 2005, the following members of the State Auto Group paid the following amount of premiums to State Auto P&C under the terms of this inter-company catastrophe reinsurance agreement: State Auto Mutual—$2.1 million; Milbank—$0.3 million; National—$0.1 million; SAWI—$0.1 million; Farmers Casualty—$0.1 million; SAOH—$14,000; SAFL—$22,000; and the MIGI Insurers—$0.4 million. The Company believes that the premiums charged by State Auto P&C under this inter-company catastrophe reinsurance agreement are comparable to the premiums that would be charged by independent reinsurers under similar reinsurance arrangements.

518 PML leases an office building it owns near Nashville, Tennessee, to State Auto Mutual for its Nashville Regional Office. 518 PML received $0.4 million from State Auto Mutual in rent for the Nashville Regional Office in 2005. In addition, 518 PML leases office buildings it owns in Greer, South Carolina, and West Des Moines, Iowa to State Auto Mutual for its Southern Regional Office and Des Moines Branch Office, respectively. 518 PML received $0.5 million in rent from State Auto Mutual for the South Carolina location and $0.2 million in rent for the Iowa location in 2005. The Company believes these rents reflect market rates.

In 1999, the Company entered into a line of credit agreement with State Auto Mutual pursuant to which State Auto Mutual loaned $45.5 million to the Company to fund the Company’s then-existing stock repurchase program. This loan was repaid in full in December 2005. The interest rate for this loan was 3.5% in 2005. In addition to the repayment of principal, the Company paid $1.6 million in interest to State Auto Mutual on this loan in 2005.

As of July 1, 2005, National and State Auto Mutual terminated their reinsurance agreement. While this reinsurance agreement was in effect, State Auto Mutual assumed up to $4.9 million of each liability loss occurrence in excess of National’s $50,000 of retention and up to $0.5 million of each catastrophe loss occurrence in excess of National’s $50,000 of retention. State Auto Mutual also provided National with an 8.5% quota share within the $50,000 retention on liability coverages and a 20% quota share on physical damage coverages. National and State Auto Mutual mutually agreed to terminate the reinsurance agreement because of National’s stronger surplus position, relative to the commencement date of the agreement, which made it more efficient for National to retain such exposures rather than to reinsure them. Under the terms of the termination, State Auto Mutual will continue to be liable, with respect to policies in force at the termination date, for occurrences until the expiration, cancellation or next anniversary, not to exceed one year. The net premium paid by National to State Auto Mutual for this reinsurance in 2005 was $2.5 million.

INDEPENDENT PUBLIC ACCOUNTANTS

General

Ernst & Young LLP served as independent public accountants for the Company for 2005. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as independent public accountants for the Company for 2006. See “Proposal Two: Ratification of Selection of Independent Public Accountants.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2005 and 2004, respectively, by Ernst & Young LLP were as follows:

	2005	2004
Audit fees(1)	$631,636	$585,791
Audit related fees(2)(5)	32,250	29,150
Tax fees(3)(5)	20,685	18,953
All other fees(4)(5)	1,255	8,051

Total	$685,826	$641,945

(1)

Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes services rendered in connection with the audit of employee benefit plans.
(3)	Includes services for tax research and compliance, including tax return preparation.
(4)	Represents services provided in connection with the transfer of an affiliated entity’s audit work to successor auditors.
(5)

The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. The Audit Committee must pre-approve any non-audit services performed by the Company’s independent auditors to the extent such services are not prohibited by law from being performed by such independent auditors. See “Audit Committee’s Pre-Approval Policies and Procedures.”

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent public accountants are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and the Company’s use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2005 or 2004 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

FUTURE SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders expected to be held in May 2007 must be received by the Company at its principal executive offices for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary date of this Proxy Statement. If a shareholder intends to present a proposal at the 2007 Annual Meeting, but does not seek to include such proposal in the Company’s Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2007 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company’s Proxy Statement or form of proxy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of the Company’s Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to the Company, the Company believes that all applicable Section 16(a) filing requirements were complied with during 2005, with the following exceptions: Robert H. Moone, John R. Lowther, Steven J. Johnston, Mark A. Blackburn, Steven R. Hazelbaker, Richard M. Miley, Cathy B. Miley and Cynthia A. Powell each failed to timely file one Form 4 report with respect to one stock option grant occurring on May 10, 2005. In addition, the Form 3 report for Dwight E. Smith, who was elected as a director of State Auto Mutual on July 25, 2005, was not filed until August 9, 2005. However, each of these late filings was attributable to the Company, which failed to timely file these reports electronically with the Securities and Exchange Commission on behalf of these persons in accordance with the Company’s Section 16 reporting procedures.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by directors, officers, and regular employees of the Company, who will not receive any additional compensation for their solicitation services. The Company will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

JOHN R. LOWTHER

Secretary

VOTE BY INTERNET - www.proxyvote.com
STATE AUTO FINANCIAL CORPORATION 518 E. BROAD ST. COLUMBUS, OH 43215

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by State Auto Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to State Auto Financial Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STAUT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STATE AUTO FINANCIAL CORPORATION

Vote on Directors

Proposal 1 - Election of the following nominees as Class III Directors:			For Withhold For All All For All Except	To withhold authority to vote for any individual nominees, mark “For All Except” and print the names on the line below.
01) Robert P. Restrepo, Jr.
02) Richard K. Smith			☐ ☐ ☐
03) Paul S. Williams

Vote on Proposal
Proposal 2 – Ratification of selection of Ernst & Young LLP, as the Company’s independent public accountants for 2006.				For Against Abstain ☐ ☐ ☐

In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

STATE AUTO FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the

Board of Directors of State Auto Financial Corporation

The undersigned hereby appoints Robert P. Restrepo, Jr., proxy, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on Thursday, May 18, 2006, at 10:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1 and FOR Proposal 2 and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)